Exhibit 5.1

August 7, 2026

My Size, Inc.

4 HaNegev St., P.O.B. 1026

Airport City, 7010000 Israel

Re: Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to My Size, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration of an aggregate of 26,019,229 shares of the Company’s common stock (the “Common Stock”), par value $0.001 per share (the “Shares”), consisting of (i) 25,000,000 Shares that may be issued by the Company to Square Gate Capital Master Fund, LLC – Series 5 (“Square Gate”) from time to time pursuant to the terms of that certain Equity Purchase Agreement, dated as of August 5, 2026 (the “ELOC Purchase Agreement”), by and between the Company and Square Gate (the “Put Shares”), (ii) 269,229 Shares issued as commitment shares to Square Gate pursuant to the ELOC Purchase Agreement (the “Initial Commitment Shares”), and (iii) 750,000 Shares that may be issued to Square Gate pursuant to the ELOC Purchase Agreement only if the closing price of the Shares on the day the Registration Statement (as defined below) is declared effective by the Securities and Exchange Commission (the “SEC”) is below $0.3706, the closing price of the Shares on August 4, 2026, the trading day immediately preceding the date the ELOC Purchase Agreement was executed (the “True-Up Commitment Shares” and, together with the Initial Commitment Shares and the Put Shares, the “ELOC Shares”), under the Company’s registration statement on Form S-1, including the prospectus constituting a part thereof (the “Registration Statement”), being filed by the Company with the U.S. SEC under the Securities Act of 1933, as amended.

You have requested our opinion as to the matters set forth below in connection with the issuance of the ELOC Shares. For purposes of rendering this opinion, we have examined the Registration Statement, Company’s Amended and Restated Certificate of Incorporation, as further amended to date (the “Certificate of Incorporation”), and the By-laws of the Company currently in effect, as amended to date, the ELOC Purchase Agreement, the Registration Rights Agreement, dated August 5, 2026, between the Company and Square Gate, and the resolutions of the Board of Directors of the Company relating to the authorization and issuance of the ELOC Shares, and the authorization and approval of the ELOC Purchase Agreement and the transactions contemplated thereby (the “Resolutions”), and we have made such other investigations as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently verified the matters set forth in such certificates.

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials. For purposes of our opinion, we have assumed that at the time of the issuance of the ELOC Shares following the date hereof, a sufficient number of shares of authorized Common Stock of the Company will be authorized and available for issuance under the Certificate of Incorporation as then in effect.

We do not express any opinion herein concerning any law other than the laws of the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that (i) the Initial Commitment Shares have been duly authorized by the Company and are validly issued, fully paid and nonassessable, (ii) the Put Shares have been duly authorized by the Company and, when sold and issued against payment therefor in accordance with the Registration Statement, will be validly issued, fully paid and non-assessable, and (iii) the True-Up Commitment Shares have been duly authorized by the Company, and when issued pursuant to the terms of the ELOC Purchase Agreement, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or any changes in applicable law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, P.A.
GREENBERG TRAURIG, P.A.